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                                                                    Exhibit 99.3

FRONT OF CARD

                                     PROXY

Boulevard Bancorp, Inc.                        SPECIAL MEETING OF SHAREHOLDERS
410 North Michigan Avenue                         ----------------------, 1994
Chicago, Illinois 60611

          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Richard T. Schroeder and George H. Cook, Jr. as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Boulevard Bancorp, Inc. (BBI) held of record by the undersigned on _________, 1994, at a special meeting of shareholders to be held on __________, 1994 or any adjournment thereof (the "Special Meeting").

Please complete, date and sign this proxy ON THE REVERSE SIDE and mail this proxy in the enclosed postage-prepaid envelope. All proxies are important, so please complete each proxy sent to you and return the proxy in the envelope provided.





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REVERSE OF CARD

     X       Please mark your votes as in this example.
 ----------

This proxy when properly executed will be voted as directed by the undersigned shareholder, but if no instructions are made, this proxy will be voted for the proposals as stated. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting. The undersigned acknowledges receipt from BBI, prior to the execution of this proxy, of notice of the Special Meeting and a proxy statement/prospectus dated ____________________________________, 1994.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS.

                                                  FOR      WITHHELD      ABSTAIN
1. Merger Agreement and Plan of Reorganization   -----      ------        -----
   by and among BBI, First Bank System, Inc.
   ("FBS"), and BBI Acquisition Corp. ("Newco"), dated September 29, 1993, pursuant to which BBI would be acquired by FBS by means of a merger of Newco with and into BBI and each outstanding share of Common Stock, par value
   $.04 per share, of BBI would be converted into .8132 shares of Common Stock, par value
   $1.25, of FBS.


2. The adjournment of the Special Meeting to     -----      ------        -----
   permit further solicitations of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement.


SIGNATURE(S) ___________________________ DATE(S) ____________
Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.